Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

July 3, 2008

K-Sea GP Holdings LP

One Tower Center Boulevard, 17th Floor

East Brunswick, New Jersey 08816

Ladies and Gentlemen:

We have acted as counsel to K-Sea GP Holdings LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-1 (Registration No. 333-149541), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale by the selling unitholders named therein (the “Selling Unitholders”) and the Partnership of up to an aggregate of 7,187,500 common units representing limited partner interests in the Partnership (the “Common Units”).

As the basis for the opinions hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Act”), corporate and partnership records and documents, certificates of corporate, partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.  In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform with the original documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.             The Partnership has been duly formed and is validly existing as a limited partnership under the Act.

2.             The Common Units to be sold by the Selling Unitholders, when issued and delivered on behalf of the Selling Unitholders against payment therefor as described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

3.             The Common Units to be sold by the Partnership, when issued and delivered on behalf of the Partnership against payment therefor as described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

The opinions set forth above are limited in all respects to matters of Delaware law and the Act as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,

/s/ Baker Botts L.L.P.